                                  EXHIBIT 23.9

     November 8, 1996


     To Whom It May Concern:


          We hereby consent to the inclusion of our fairness opinion dated November 8, 1996 as an Appendix to the Atcorp, Inc./Susquehanna Bancshares, Inc. Joint Proxy Statement/Prospectus and to the references to our firm contained therein.


                              Sincerely,




                              BERWIND FINANCIAL GROUP, L.P.